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New York REIT, Inc.
(Name of Registrant as Specified in its Charter)

WW Investors, LLC
Michael L. Ashner
Steven Witkoff
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Stockholder Group Voices Serious Concerns over NYRT Combination with JBG

•	Expresses strong opposition to the announced combination with JBG
•	Intends to campaign against the transaction and seek Board representation

NEW YORK, June 6, 2016, — (PR Newswire) - Michael L. Ashner, Steven Witkoff, and their jointly owned entity, WW Investors LLC (collectively, with Messrs. Ashner and Witkoff, the “Stockholder Group”), stockholders of New York REIT, Inc. (NYSE: NYRT) (“NYRT”), announced today that they have numerous substantial and serious concerns with respect to the announced transaction among NYRT and JBG/Operating Partners, L.P. and certain affiliated entities (“JBG”), and believe the JBG transaction is materially detrimental to the interests of all NYRT stockholders.

“We believe that the announced all-stock combination with JBG is one of the worst strategic transactions proposed to stockholders by a REIT board in recent memory, and will be extremely detrimental to NYRT stockholders’ interests,” stated Mr. Ashner.  “Based on NYRT’s precipitous stock price decline after the announcement of the JBG transaction and the outpouring of calls we have received , it appears that other stockholders share our concerns.  If the Board insists on pursuing the current path, we will explore all of our options, with an appropriate sense of urgency, to protect the best interests of all stockholders. These options include, but are not limited to, proposing a slate of directors to replace the current Board.  This slate, if nominated and elected, will have as its central mission to reengage in an open transparent strategic process in order to maximize stockholder value.  In so doing, the new board would explore all options, including pursuing a sale for cash, a sale for a mix of cash and known existing publicly traded securities, or, if need be, consider an orderly liquidation of NYRT’s assets.  The Stockholder Group will actively encourage NYRT stockholders to reject the proposed JBG transaction and put an end to this ongoing lunacy.  Rest assured that an expedient placement of NYRT back on the path of maximizing stockholder value is our only concern.  Neither the Stockholder Group nor any proposed board nominee would seek to acquire NYRT or any of its assets.  Our only intention is to compel NYRT to conduct a strategic review process that leads to a transaction which reflects NYRT’s true intrinsic value.  In order to proceed we will need the support of all stockholders who, like us, oppose this lopsided transaction – the benefits of which accrue totally to JBG at the expense of NYRT’s current stockholders.  So that we can keep you informed of the steps that we will be undertaking, whether they be open investor calls, town meetings or the like, it would be helpful to us and you for you to send your contact information to both me and MacKenzie Partners at the my email addresses provided below.”

About WW Investors, Michael L. Ashner and Steven Witkoff

Michael L. Ashner is currently the Chairman and Chief Executive Officer of Winthrop Realty Trust, a publicly traded real estate investment trust.  Mr. Ashner has over 30 years of experience in owning, managing, leasing, selling and investing in all types of real estate and real estate related assets.  Mr. Ashner has been the Chairman of six publicly traded real estate investment trusts and served as Chief Executive Officer for five of them, all five of which successfully engaged in a strategic transaction to maximize value for their stockholders.  Steven Witkoff is currently the Chairman and Chief Executive Officer of The Witkoff Group, a privately held, global real estate development and investment firm headquartered in New York City. WW Investors LLC is a venture between Mr. Witkoff and Mr. Ashner to acquire shares of common stock in NYRT.

Stockholder Contact

Michael Ashner, tel. (516) 822-0022; e-mail: mashner@firstwinthrop.com

Investor Contact

Bob Marese/Larry Schimmel, MacKenzie Partners, Inc., tel. (212) 929 – 5500; e-mail proxy@mackenziepartners.com